Exhibit 99.1

Equity One, Inc.	For additional information:
1600 NE Miami Gardens Drive	Mark Langer, EVP and
North Miami Beach, FL 33179	Chief Financial Officer
305-947-1664

FOR IMMEDIATE RELEASE:

Equity One Reports Third Quarter 2011 Operating Results

North Miami Beach, FL, November 2, 2011 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three months ended September 30, 2011.

Highlights for the quarter and recent activity include:

•	Reported Funds From Operations (FFO) of $0.10 per diluted share

•	Reported Recurring FFO of $0.28 per diluted share, excluding impairment charges, transaction costs, tax benefits, and gains on land sales

•	Reported an increase in same property net operating income of 1.1% as compared to the third quarter 2010

•	Reported core occupancy of 90.6%, an increase of 40 basis points from June 30, 2011

•	Executed over $1 billion of asset acquisitions and dispositions as follows:

•	Entered into a contract to sell 36 shopping centers to Blackstone Real Estate Partners VII (“Blackstone”) for $473 million

•	Sold or put under contract to sell all targeted non-core assets within the CapCo portfolio generating gross proceeds of $191 million

•	Made a $45 million mezzanine loan investment secured by seven Centro assets located in California

•	Acquired or put under contract to purchase $307 million of high quality retail assets in the Northeast, California, and South Florida markets

•	Recognized a gain of $1.5 million pertaining to the sale of two outparcels

•	Executed a new and expanded $575.0 million line of credit with a maturity date of September 30, 2015 which can be extended for one year

“We are very pleased with the significant progress we made during the third quarter to advance our strategic plan by selling non-core assets within the Capital & Counties portfolio and entering into a contract to sell 36 shopping centers located within non-strategic markets”, said Jeff Olson, Chief Executive Officer of Equity One. “We were equally pleased with the progress we made to recycle capital into our targeted markets with the acquisition of several irreplaceable assets in supply constrained areas.”

Financial Highlights

In the third quarter 2011, the company generated FFO of $12.8 million, or $0.10 per diluted share, as compared to FFO for the same period in 2010 of $22.2 million, or $0.24 per diluted share. The third quarter 2011 results include $0.16 per diluted share in impairment charges, net of tax, $0.03 per diluted share of transaction costs related to acquisition and disposition activity and $0.01 per diluted share of gains on the sale of outparcels which resulted in Recurring FFO of $0.28 per diluted share. The third quarter 2010 results include transaction costs of $0.03 per diluted share pertaining to Capital & Counties, DIM Vastgoed, B.V. and other acquisition activity.

For the nine months ended September 30, 2011, the company generated FFO of $107.6 million, or $0.89 per diluted share, as compared to FFO for the same period in 2010 of $66.2 million, or $0.73 per diluted share. The year to date results for 2011 include a restated gain on bargain purchase of $0.25 per diluted share resulting from the Capital & Counties acquisition more fully described below, $0.04 per diluted share in gains related to the sale of outparcels, $0.17 per diluted share in non-cash impairment charges, net of tax benefits, and $0.08 per diluted share in transaction costs related to acquisition and disposition activity. Excluding these items, FFO for the nine month period would have been $0.85 per diluted share. The 2010 FFO results for the nine months include transaction costs of $0.08 per diluted share primarily related to acquisition activity and $0.02 per diluted share in gains from land sales and the sale of securities.

Net loss attributable to Equity One was $4.7 million and loss per diluted share was $0.04 for the quarter ended September 30, 2011 as compared to net income of $5.1 million, or $0.05 per diluted share, for the third quarter 2010. For the nine month period ended

September 30, 2011, including the restated gain on bargain purchase, net income attributable to Equity One was $37.3 million and earnings per diluted share was $0.33 as compared to net income of $16.8 million, or $0.18 per diluted share, for the nine month period 2010. The decrease in net income for the three and nine months ended September 30, 2011 as compared to the respective periods in 2010 is primarily attributable to those factors affecting FFO as discussed above.

Operating Highlights

As of September 30, 2011, occupancy for the company’s consolidated core portfolio was 90.6% as compared to 90.2% at June 30, 2011. On a same property basis, occupancy increased 10 basis points to 90.5% compared to June 30, 2011 and increased 30 basis points compared to September 30, 2010.

Same property net operating income increased 1.1% for the third quarter of 2011 compared to the third quarter of 2010. This growth was primarily attributable to rent commencements on newly executed leases, contractual rent increases, and lower operating expenses and real estate taxes.

During the third quarter of 2011, the company executed 72 new leases in its core portfolio totaling 272,257 square feet at an average rental rate of $14.30 per square foot, representing a 2.0% decrease from prior rents on a same space, cash basis. Also during the third quarter, the company renewed 113 leases in its core portfolio for 602,063 square feet for an average rental rate of $8.46 per square foot which was unchanged compared to prior rents on a same space, cash basis.

Acquisitions

During the third quarter, the company acquired Ralph’s Circle Center, a 59,837 square foot neighborhood shopping center in Long Beach, California for $15.0 million. The center, which is unencumbered, is one of three retail assets known as The Circle Centers, which are anchored by leading retailers such as Vons, Ross, Ralphs, and Marshalls. In addition, the Company acquired 90-30 Metropolitan for $28.8 million, a 59,815 square foot center anchored by Trader Joe’s, Staples, and Michael’s. The property, which is unencumbered, is located in one of the premium retail corridors in Queens, New York.

Subsequent to the end of the quarter, the company announced the $55.5 million acquisition of Aventura Square, a retail center located adjacent to Aventura Mall, one of the most productive shopping centers in the U.S. In addition, the company closed on the purchase of two Connecticut shopping centers, Danbury Green and Southbury Green for $92.9 million in a joint venture with one of the existing owners. The properties are currently encumbered by mortgage debt totaling $45.7 million. Equity One owns 60% of the venture and is the managing member of the venture, responsible for leasing and managing both properties. Danbury Green is a 98,095 square foot center anchored by Trader Joe’s, DSW and Staples and is located in Danbury, Connecticut. Southbury Green is a 156,215 square foot center anchored by Shop Rite and Staples and is located in Southbury, Connecticut. The company also entered into a contract to purchase a large shopping center in Los Angeles, California for $115 million which is expected to close in the next month.

Dispositions

As previously announced, the company entered into a contract to sell 36 non-strategic shopping centers to Blackstone for $473 million. The company currently expects this transaction to close in the middle of December 2011.

During the third quarter, the company closed on the sale of Trio Apartments in Pasadena, California and Pacific Financial Center in Los Angeles, California generating gross proceeds of $161.7 million. The properties were encumbered by approximately $82.0 million of mortgage debt. In addition, the foreclosure proceedings for the Senator Office building were completed.

Subsequent to quarter end, the company closed on the sale of 595 Colorado, an 85,860 square foot office building located in Pasadena, California and on the sale of Park Plaza, a 72,649 square foot office building located in Sacramento, California for an aggregate sales price of $29.4 million. The properties were encumbered by approximately $19.9 million of mortgage debt. With these transactions, the company has completed its targeted sales disposition goals of the non-core assets that were acquired as part of the CapCo transaction that closed earlier this year.

The company recognized gains totaling $1.5 million pertaining to the sale of two outparcels.

Development and Redevelopment Activities

At September 30, 2011, the company had approximately $177.3 million of active development and redevelopment projects underway. The estimated remaining cost to complete these projects is approximately $133.8 million. The Gallery at Westbury Plaza, a 330,000 square foot retail center located on Old Country Road in the heart of Nassau County, New York is now in the construction phase with a targeted opening in the fourth quarter of 2012. Leases have been executed with leading retailers including Trader Joe’s, Saks Off Fifth, Nordstrom Rack, The Container Store, Ulta, and The Shake Shack.

Investing and Financing Activities

During the quarter, the company entered into an amended and restated $575 million unsecured revolving line of credit facility. The new facility has a four year term with a one year extension option and can be increased to $800 million through an accordion feature. In addition, the company repaid two mortgages totaling $25.7 million during the quarter which carried a weighted average interest rate of 7.2%.

Balance Sheet Highlights

At September 30, 2011, the company’s total market capitalization (including debt and equity) was $3.4 billion, comprising 124.2 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.0 billion and approximately $1.4 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 41.9%. In addition, the company had approximately $77.9 million of cash and cash equivalents on hand at September 30, 2011 and $177.5 million drawn on its revolving credit facilities.

FFO and Earnings Guidance

The company reaffirms its previous 2011 Recurring FFO guidance of $1.11 to $1.15 per diluted share which excludes bargain purchase gains, land sale gains, impairment charges, transaction costs and other non-recurring income or charges.

The company is introducing preliminary Recurring FFO guidance for 2012 of $1.04 to $1.12 per diluted share. The 2012 guidance is based on the following key assumptions:

•	Increase in same property NOI of 1.5% to 2.5%

•	Core acquisition activity of $125 million to $175 million

•	Disposition activity of $50 million to $75 million

The following table provides a reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the full year 2012:

	For the year ended December 31, 2012
	Low	High
Estimated net income attributable to Equity One	$0.33	$0.38
Adjustments:
Rental property depreciation and amortization including pro rata share of joint ventures	0.64	0.66
Net adjustment for unvested shares and noncontrolling interest (1)	0.07	0.08

Estimated FFO attributable to Equity One	$1.04	$1.12

(1)	Includes effect of distributions paid with respect to unissued shares held by a noncontrolling interest which may already be included for purposes of calculating earnings per diluted share.

Fourth Quarter 2011 Dividend Declared

On November 2, 2011, the company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending December 31, 2011, payable on December 31, 2011 to stockholders of record on December 16, 2011.

Impairment Charges

During the quarter, the company recorded impairment charges totaling $55.2 million which were partially reduced by a benefit for income taxes of $35.8 million resulting in a net charge of $19.4 million. The impairment charges included four primary components: (1) approximately $33.8 million pertaining to assets that were included in the Blackstone sale; (2) $11.8 million pertaining to land held for development based on current expectations and disposition plans; (3) $9.3 million for operating assets the company plans to dispose of in the near term or those located in secondary markets for which the intended holding periods have been reconsidered; and (4) $0.3 million in goodwill impairment.

Restatement of Non-Cash Gain on Bargain Purchase

The company will file today a Form 8-K with the Securities and Exchange Commission reporting that management and the company’s Audit Committee of the Board of Directors concluded that the unaudited condensed consolidated financial statements for the three months ended March 31, 2011 and for the six months ended June 30, 2011 previously filed by the Company with the Securities and Exchange Commission in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, respectively, should no longer be relied upon because of an error contained in those financial statements as discussed below. This error relates solely to the amount of a non-cash gain on bargain purchase recognized in net income for the three months ended March 31, 2011 and the six months ended June 30, 2011, and had no impact on the Company’s cash position. The error did not have a net impact on the Company’s financial position at the end of those or any other periods or the Company’s results of operations for the quarter ended September 30, 2011. In addition, the Company’s previously released earnings guidance expressly excluded the bargain gain on purchase.

On January 4, 2011, the Company acquired C&C (US) No. 1, Inc. (“CapCo”) through EQY-CSC LLC, a joint venture formed with CapCo’s then parent company, Liberty International Holdings Limited (“LIH”). In connection with this acquisition, the Company recorded a non-cash gain on bargain purchase in the aggregate amount of $53.5 million, representing the amount by which the fair value of the net assets acquired exceeded the fair value of the consideration transferred. In order to determine the amount of consideration transferred to LIH, the Company had to determine the value of the 11.4 million non-controlling Class A Shares of EQY-CSC LLC (“Class A Shares”) issued to LIH, which shares are redeemable by LIH on a one-for-one basis for shares of the Company’s common stock. In consultation with the Company’s external valuation advisors, a discount of 12.8% was applied to the market price of the Company’s common stock to value the Class A Shares issued to LIH. The discount was attributed to the lack of marketability and considered the probability that the Class A Shares would not be redeemed for at least five years as a result of the tax consequences to LIH of redeeming prior to the end of such period. Based on additional analysis of the accounting rules applicable to fair value computations and in consultation with its valuation advisors, the Company has now determined that applicable fair value accounting guidance had been misinterpreted in valuing the complex Class A Shares and related rights granted to LIH by taking into account tax circumstances peculiar to LIH. Accordingly, it has now been concluded that no discount should have been applied in determining the value of the Class A Shares because, in effect, such shares could be redeemed immediately for Company common stock by LIH and the tax circumstances of LIH should not have been considered in assessing the probability that LIH would not redeem prior to the end of such five year period. As a result, the $53.5 million gain on bargain purchase recognized during the three months ended March 31, 2011 and the six months ended June 30, 2011 should be reduced by $26.4 million. The Company is currently preparing restated financial statements and will file an amendment to each of the Form 10-Q’s described above as soon as practicable to include the restated financial statements for the affected periods and any other related disclosure.

More detailed information regarding this matter and additional measurement period adjustments related to the CapCo acquisition can be found in the Form 8-K filed with the SEC.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO and Recurring FFO is presented to assist investors in analyzing our operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, and (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO and Recurring FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, November 3, 2011 at 9:00 a.m. Eastern Time to review the 2011 third quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (866) 202-3109 (U.S./Canada) or (617) 213-8844 (international) using pass code 54743560. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 17000468 through November 10, 2011.

FOR ADDITIONAL INFORMATION

For a copy of the company’s third quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of September 30, 2011, our consolidated property portfolio comprised 199 properties totaling approximately 20.7 million square feet of gross leasable area, or GLA, and included 176 shopping centers, eight development or redevelopment properties, eight non-retail properties and seven land parcels. As of September 30, 2011, our core portfolio was 90.6% leased and included national, regional and local tenants. Additionally, we had joint venture interests in 16 shopping centers and two office buildings totaling approximately 2.7 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; the ability and timing to consummate the sale transaction of 36 shopping centers announced on September 26, 2011; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

September 30, 2011 (unaudited)

and December 31, 2010

(In thousands, except share par value amounts)

	September 30, 2011	December 31, 2010
ASSETS
Properties:
Income producing	$2,685,314	$2,117,245
Less: accumulated depreciation	(286,296)	(248,528)

Income producing properties, net	2,399,018	1,868,717
Construction in progress and land held for development	69,135	74,402
Properties held for sale	501,642	513,230

Properties, net	2,969,795	2,456,349
Cash and cash equivalents	30,602	38,333
Cash held in escrow	47,321	—
Accounts and other receivables, net	18,198	12,559
Investments in and advances to unconsolidated joint ventures	50,216	59,736
Mortgage notes receivable, net	45,284	—
Goodwill	9,117	9,561
Other assets	168,417	104,024

TOTAL ASSETS	$3,338,950	$2,680,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$436,048	$354,379
Unsecured senior notes payable	691,136	691,136
Unsecured revolving credit facilities	177,500	—

	1,304,684	1,045,515
Unamortized premium (discount) on notes payable, net	397	(1,805)

Total notes payable	1,305,081	1,043,710
Other liabilities:
Accounts payable and accrued expenses	53,880	32,885
Tenant security deposits	8,406	7,483
Deferred tax liabilities, net	8,495	46,523
Liabilities associated with assets held for sale	194,630	181,458
Other liabilities	112,566	74,798

Total liabilities	1,683,058	1,386,857

Redeemable noncontrolling interests	3,852	3,864
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 112,551 and 102,327 shares issued and outstanding at September 30, 2011 and December 31, 2010 respectively	1,126	1,023
Additional paid-in capital	1,585,964	1,391,762
Distributions in excess of earnings	(141,776)	(105,309)
Accumulated other comprehensive loss	(1,302)	(1,569)

Total stockholders’ equity of Equity One, Inc.	1,444,012	1,285,907

Noncontrolling interests	208,028	3,934

Total stockholders’ equity	1,652,040	1,289,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,338,950	$2,680,562

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the three and nine months ended September 30, 2011 and 2010 (Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
REVENUE:
Minimum rent	$55,698	$44,053	$166,854	$130,581
Expense recoveries	15,856	13,143	48,596	38,233
Percentage rent	723	114	2,822	1,387
Management and leasing services	483	354	1,590	1,126

Total revenue	72,760	57,664	219,862	171,327

COSTS AND EXPENSES:
Property operating	21,223	16,312	62,907	48,494
Rental property depreciation and amortization	18,689	12,756	59,182	37,027
General and administrative	13,090	9,737	38,402	31,522

Total costs and expenses	53,002	38,805	160,491	117,043

INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	19,758	18,859	59,371	54,284
OTHER INCOME AND EXPENSE:
Investment income	1,516	37	3,175	681
Equity in income (loss) in unconsolidated joint ventures	4,426	(64)	4,694	(146)
Other income	101	49	255	205
Interest expense	(16,325)	(14,629)	(49,899)	(44,689)
Amortization of deferred financing fees	(563)	(476)	(1,660)	(1,367)
Gain on bargain purchase	—	—	30,561	—
Gain (loss) on sale of real estate	959	(186)	5,565	254
Gain on extinguishment of debt	—	—	255	33
Impairment loss	(20,555)	(34)	(20,701)	(34)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	(10,683)	3,556	31,616	9,221
Income tax benefit of taxable REIT subsidiaries	3,173	204	3,480	1,001

(LOSS) INCOME FROM CONTINUING OPERATIONS	(7,510)	3,760	35,096	10,222

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	2,283	877	6,652	2,784
Gain on disposal of income producing properties	4,025	—	4,012	1,458
Impairment loss on income producing properties held for sale	(34,649)	—	(35,925)	—
Income tax benefit of taxable REIT subsidiaries	33,642	486	34,453	1,683

INCOME FROM DISCONTINUED OPERATIONS	5,301	1,363	9,192	5,925

NET (LOSS) INCOME	(2,209)	5,123	44,288	16,147

Net (income) loss attributable to noncontrolling interests	(2,448)	10	(6,965)	657

NET (LOSS) INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$(4,657)	$5,133	$37,323	$16,804

(LOSS) EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$(0.09)	$0.04	$0.25	$0.12
Discontinued operations	0.05	0.01	0.08	0.07

	$(0.04)	$0.05	$0.33	$0.18 *

Number of Shares Used in Computing Basic Earnings per Share	112,541	92,180	109,267	90,695
(LOSS) EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$(0.09)	$0.04	$0.25	$0.12
Discontinued operations	0.05	0.01	0.08	0.06

	$(0.04)	$0.05	$0.33	$0.18

Number of Shares Used in Computing Diluted Earnings per Share	112,541	92,330	109,424	90,898

*Note: EPS does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income Attributable to Equity One to Funds from Operations

The following table reflects the reconciliation of FFO to net (loss) income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Net (loss) income attributable to Equity One, Inc.	$(4,657)	$5,133	$37,323	$16,804
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	21,893	16,811	69,656	48,482
Net adjustment for unvested shares and noncontrolling interest (1)	2,499	—	7,021	—
Pro rata share of real estate depreciation from unconsolidated joint ventures	849	292	2,289	899
(Gain) / loss on disposal of depreciable assets (2)	(7,736)	—	(8,666)	—

Funds from operations	$12,848	$22,236	$107,623	$66,185

(1)

Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest which may already be included for purposes of calculating earnings per diluted share; and (b) an adjustment to compensate for the rounding of the individual calculations.

(2)	Includes pro rata share of unconsolidated joint ventures.

Funds from operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Net (Loss) Income Attributable to Equity One to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO to net (loss) income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Net (loss) income attributable to Equity One, Inc.	$(0.04)	$0.05	$0.33	$0.18
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.18	0.18	0.58	0.53
Net adjustment for unvested shares and noncontrolling interest (1)	0.01	0.01	0.03	0.01
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	—	0.02	0.01
(Gain) / loss on disposal of depreciable assets (2)	(0.06)	—	(0.07)	—

Funds from operations per diluted share	$0.10	$0.24	$0.89	$0.73

Weighted average diluted shares (3)	123,899	92,330	120,615	90,898

(1)

Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest which may already be included for purposes of calculating earnings per diluted share; and (b) an adjustment to compensate for the rounding of the individual calculations.

(2)	Includes pro rata share of unconsolidated joint ventures.
(3)

Weighted average diluted shares for the three and nine months ended September 30, 2011 are higher than GAAP diluted weighted average shares as a result of the 11.4 million units held by Liberty International Holdings, Ltd. which are convertible into our common stock. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.